EXHIBIT 11


                         MERCURY WASTE SOLUTIONS, INC.
                     COMPUTATION OF INCOME (LOSS) PER COMMON
                          AND COMMON EQUIVALENT SHARE

                                                         Three        Three
                                                         Months       Months
                                                         Ended        Ended
                                                        March 31,     March 31,
                                                         1998         1997
                                                     ------------- -------------
Computation of weighted average number of common
shares outstanding and common stock equivalent
shares:

    Common shares outstanding at the beginning of
    the period                                           3,464,097    2,249,097

    Weighted average number of shares issued during
    the period                                             15,822       311,111

    Common equivalent shares attributed to stock
    options and warrant granted                            147,109      129,086(A)

    Common stock issued                                          0      808,889(B)
                                                        ----------   ----------
        Weighted average number of common and common
        equivalent shares                                3,627,028    3,498,183
                                                        ==========   ==========

Net Income (loss)                                      $   186,662   $  (98,551)
                                                       ===========   ==========

Basic and diluted income (loss) per common
    and common equivalent share                        $       .05   $    (0.03)
                                                       ===========   ==========

(A) All stock options and warrants are anti-dilutive, however, pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83 (SAB 83), stock options and warrants granted with the exercise price below the assumed initial offering price during the twelve-month period preceding the date of the initial filing of the Registration Statement have been included in the calculation of common stock equivalent shares as if they were outstanding for all periods presented, using the treasury stock method.

(B) Pursuant to the Securities and Exchange Commission SAB 83, all stock issued at a price below the assumed initial offering price issued during the twelve-month period preceding the date of the initial filing of the Registration Statement has been included in the calculation of common stock as if it was outstanding for all periods presented.